EXHIBIT 23

The Board of Directors
Rock of Ages Corporation:

We consent to the inclusion of our report dated March 2, 2000, with respect to the consolidated balance sheets of Rock of Ages Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Rock of Ages Corporation.

KPMG LLP
/s/ KPMG LLP


Boston, Massachusetts
March 30, 2000